Exhibit 10.4

SECOND AMENDMENT TO THE AMENDED AND RESTATED EXECUTIVE EMPLOYMENT AGREEMENT

This Second Amendment to the Amended and Restated Executive Employment Agreement (this “Amendment”) is made as of July 28, 2014, by and between MusclePharm Corporation, a Nevada corporation (the “Company”), and Richard Estalella (the “Executive”).

WHEREAS, the Company and the Executive desire to amend the compensation and term provisions set forth in the Amended and Restated Executive Employment Agreement dated September 30, 2013, as amended by the First Amendment to the Amended and Restated Executive Employment Agreement dated December 30, 2013 between the Company and the Executive (together, the “Original Agreement”) and as amended by this Amendment (the “Amended Agreement”);

NOW, THEREFORE, in consideration of the foregoing promises and the mutual covenants herein contained, the parties hereto, intending to be legally bound, agree as follows:

1.           Definitions. Capitalized terms used and not defined in this Amendment have the respective meanings assigned to them in the Original Agreement.

2.           Amendment to SECTIon 1.1 of the ORiginal Agreement. Section 1.1 of the Original Agreement shall be restated in its entirety and read as follows:

“1.1           Employment. The Company hereby agrees to employ Executive as President of the Company and Executive hereby accepts such employment as of the Start Date pursuant to the terms, covenants and conditions set forth herein. Executive shall report directly to the Chief Executive Officer ("CEO") of the Company.”

3.           AMENDMENT TO SECTION 1.2 OF THE ORIGINAL AGREEMENT. Section 1.2 of the Original Agreement shall be restated in its entirety and read as follows:

“1.2           Duties. Executive shall have the overall responsibility as the President of the Company and its operations, and shall perform all duties and responsibilities and have such powers which are commonly incident to the offices and positions held by him, as well as any additional responsibilities and authority as may be from time to time assigned or delegated to him by the CEO and the Board. Executive shall perform the duties assigned to him to the best of his ability and in a manner satisfactory to the Company.”

4.           AMENDMENT TO SECTION 2 OF THE ORIGINAL AGREEMENT. Section 2 of the Original Agreement shall be restated in its entirety and read as follows:

“Unless earlier terminated as provided in Section 5, the Company shall employ Executive in the capacity set forth herein for a term commencing on April 7, 2014 and ending on December 31, 2018 (such period as may be terminated earlier or extended to be referred to herein as the “Term”).”

5.           AMENDMENT TO SECTION 3.1 OF THE ORIGINAL AGREEMENT. Section 3.1 of the Original Agreement shall be restated in its entirety and read as follows:

“3.1           Base Salary. Executive shall be paid an annual base salary of three hundred dollars ($300,000) (and further adjusted in accordance with the provisions of this Agreement, the “Adjusted Base Salary”) beginning on April 16, 2014 and payable at such intervals as may be established by the Company for payment of its employees under its normal payroll practices. Salary payments shall be subject to all applicable federal and state withholding, payroll, and other taxes, and all applicable deductions for benefits as may be required by law or Executive’s authorization. Executive’s Base Salary will be reviewed at least annually by the Compensation Committee (the “Committee”) of the Board and may be increased at the discretion of the Committee.”

6.           AMENDMENT TO SECTION 3.2 OF THE ORIGINAL AGREEMENT. Section 3.2 of the Original Agreement shall be restated in its entirety and read as follows:

“3.2           Bonus. In addition to Base Salary, Executive shall be eligible to receive one or more cash bonuses to be determined by the Committee in its sole discretion based on performance criteria to be adopted by the Committee, with a potential bonus pool of $325,000 per year, which may be adjusted at the discretion of the Committee.. Any such bonus or bonuses shall be subject to all applicable federal and state withholding, payroll and other taxes, and all applicable deductions for benefits as may be required by law, and shall be paid to Executive no later than the 15th day of the third calendar month following the end of the fiscal year (or other performance period) with respect to which the bonus relates.”

7.           AMENDMENT TO SECTION 6.2(b) OF THE ORIGINAL AGREEMENT. Section 6.2(b) of the Original Agreement shall be restated in its entirety and read as follows:

“(b)           Subject to compliance with Section 409A of the Code, an amount equal to the greater of (i) one hundred percent (100%) of Executive’s target bonus for the year in which the date of termination occurs in the event a target bonus for the year in which the date of termination occurs has been established or if not, one hundred percent (100%) of Executive’s most recent annual bonus; and (ii) a bonus for such year as may be determined by the Committee in its sole discretion. This amount shall be paid in the form of a lump sum within 30 days of the termination, but no later than March 15 of the year immediately following the year in which the termination occurred;”

8.           AMENDMENT TO SECTION 6.3(a) OF THE ORIGINAL AGREEMENT. Section 6.3(a) of the Original Agreement shall be restated in its entirety and read as follows:

“(a)           A severance package equal to one and a half (1.5x) times the Executive’s Base Salary at the time of termination. This severance amount shall be paid to Executive in equal regular installments over the three (3) month period pursuant to the Company’s regular payroll periods, less applicable statutory deductions and tax withholdings. The first installment shall be paid to Executive on the first payroll period after the date of termination and after the effective date of the Release;”

9.           AMENDMENT TO SECTION 6.3(b) OF THE ORIGINAL AGREEMENT. Section 6.3(b) of the Original Agreement shall be restated in its entirety and read as follows:

“(b)           Subject to compliance with Section 409A of the Code, (i) an amount equal to one a half (1.5x) times Executive’s target bonus for the year in which the date of termination occurs in the event a target bonus for the year in which the date of termination occurs has been established or if not, one a half (1.5x) the Executive’s most recent annual bonus; and (ii) a bonus for such year as may be determined by the Committee in its sole discretion. This amount shall be paid in the form of a lump sum, less applicable statutory deductions and withholdings, as soon as practicable after the date of termination, but no later than March 15 of the year immediately following the year in which the date of termination occurs;”

10.           AMENDMENT TO SECTION 6.4(a) OF THE ORIGINAL AGREEMENT. Section 6.4(a) of the Original Agreement shall be restated in its entirety and read as follows:

“(a)           Subject to compliance with Section 409A of the Code, a severance package equal to two years of the Executive’s Base Salary immediately prior to the Change in Control. This severance amount shall be paid to Executive in equal regular installments over a 12-month period pursuant to the Company’s regular payroll periods, less applicable statutory deductions and tax withholdings. The first installment shall be paid to Executive on the first payroll period after the date of termination and after the effective date of the Release; and”

11.           AMENDMENT TO SECTION 6.4(c) OF THE ORIGINAL AGREEMENT. Section 6.4(c) of the Original Agreement shall be restated in its entirety and read as follows:

“(c)           A one-time cash payment of one and a half million dollars ($1,500,000.00), less applicable statutory deductions and tax withholdings, to be paid within thirty (30) days of the date of termination, and”

12.           REMAINING TERMS. All other terms and conditions contained in the Original Agreement remain in full force and effect.

13.           GOVERNING LAW. This Amendment shall be governed by, construed in accordance with and enforced under the internal laws of the State of Colorado. The venue for any legal proceedings in connection with this Amendment shall be in the federal or state courts located in the City of Denver, State of Colorado.

14.           ENTIRE AGREEMENT. This Amendment contains the entire agreement of the parties hereto in regard to the subject matter hereof and may only be changed by written documentation signed by the party against whom enforcement of the waiver, change, modification, extension or discharge is sought. This Amendment supersedes all prior written or oral agreements by and among the Company or any of its subsidiaries or affiliates and Consultant or any of its affiliates.

15.           SECTION HEADINGS. Headings contained herein are for convenient reference only. They are not a part of this Amendment and are not to affect in any way the substance or interpretation of this Amendment.

16.           SURVIVAL OF PROVISIONS. In case any one or more of the provisions or any portion of any provision set forth in this Amendment should be found to be invalid, illegal or unenforceable in any respect, such provision(s) or portion(s) thereof shall be modified or deleted in such manner as to afford the parties the fullest protection commensurate with making this Amendment, as modified, legal and enforceable under applicable laws. The validity, legality and enforceability of any such provisions shall not in any way be affected or impaired thereby and such remaining provisions in this Amendment shall be construed as severable and independent thereof.

17.           BINDING EFFECT. This Amendment is binding upon and inures to the benefit of the parties hereto and their respective successors and assigns, subject to the restriction on assignment contained in Section 10 of the Original Agreement.

18.           ATTORNEYS’ FEES. The prevailing party in any legal proceeding arising out of or resulting from this Amendment shall be entitled to recover its costs and fees, including, but not limited to, reasonable attorneys' fees and post judgment costs, from the other party.

19.           AUTHORIZATION. The persons executing this Amendment on behalf of the Company and Consultant hereby represent and warrant to each other that they are the duly authorized representatives of their respective entities and that each has taken all necessary corporate or partnership action to ratify and approve the execution of this Amendment in accordance with its terms.

20.           COUNTERPARTS. This Amendment may be executed in counterparts, each of which is deemed an original, but all of which constitutes one and the same agreement. Delivery of an executed counterpart of this Amendment electronically or by facsimile shall be effective as delivery of an original executed counterpart of this Amendment.

[Signature Page on Follows]

IN WITNESS WHEREOF, the parties hereto have executed this Amendment on the date first written above.

Company:
MusclePharm Corporation

By:	/S/ Brad Pyatt
Name:	Brad Pyatt
Title:	Chief Executive Officer and President

Executive:

/S/ Richard Estalella
Name: Richard Estalella